A10 NETWORKS, INC. EXECUTIVE COMPENSATION RECOUPMENT POLICY 1. Purpose The Board of Directors (the “Board”) of A10 Networks, Inc., a Delaware corporation (the “Company”), has adopted this Executive Compensation Recoupment Policy (this “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”). This Policy provides for the Company’s recoupment of Incentive- Based Compensation paid erroneously to Covered Executives in the event of a Restatement. Capitalized terms will have the meanings set forth in Section 11. 2. Administration This Policy will be administered by the Board, or if so designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized and directed to consult with the full Board (if administration of the Policy is delegated) or such other committees of the Board (such as the Audit Committee or the Compensation Committee) as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy will be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”), and NYSE Rules. Any determinations made by the Administrator will be final and binding on all affected individuals. 3. Recoupment of Incentive-Based Compensation In the event of a Restatement, the Company will require that the Covered Executive promptly repay or forfeit to the Company, on a pre-tax basis, the full amount of the excess of: (a) the amount of any Incentive-Based Compensation received by the Covered Executive during the Covered Period that was calculated based on the erroneous data in the original financial statements that were subsequently restated over (b) the amount of such Incentive-Based Compensation to which the Covered Executive would have been entitled to receive based on the restated financial statements (such excess amount, the “Recoverable Incentive-Based Compensation”).

2 In the case of compensation based on stock price or total shareholder return, the amount subject to recoupment will be based on a reasonable estimate of the effect of the Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received. If any performance-based restricted stock units or other equity- based compensation is subject to recoupment, then the Recoverable Incentive-Based Compensation may be in the form of shares of Company stock, the value of such shares, based on the fair market value of such shares on the settlement date or a combination of the foregoing, in the discretion of the Administrator, taking into account any sales of shares by the Covered Executive. Such recoupment will apply on a “no-fault” basis—that is, regardless of whether a Covered Executive engaged in misconduct or was otherwise directly or indirectly responsible for the Restatement. In addition, the Company’s obligation to recoup Recoverable Incentive-Based Compensation is not dependent on if or when restated financial statements are filed with the SEC. 4. Recoupment Methods Subject to Section 3, the Administrator will determine, in its sole discretion, the timing and method or methods for recouping Recoverable Incentive-Based Compensation pursuant to this Policy. The Administrator may also offer to provide a repayment agreement to an affected Covered Executive if appropriate to avoid unreasonable economic hardship. The Administrator will have no obligation to apply the same method of recoupment to each affected Covered Employee in connection with any Restatement. Except as provided in Section 5, in no event may the Company accept an amount that is less than the amount of Recoverable Incentive-Based Compensation in satisfaction of the Covered Executive’s obligations under this Policy. To the extent that a Covered Executive fails to repay all Recoverable Incentive-Based Compensation to the Company when due, the Company will take all actions reasonable and appropriate to recover such amounts. 5. Exceptions to Recovery for Impracticability The Company will recover any Recoverable Incentive-Based Compensation unless such recovery would be impracticable, as determined in good faith by a majority of the independent directors serving on the Board in accordance with Rule 10D-1 of the Exchange Act and applicable securities exchange rules. Specifically, no recovery will be required pursuant to this Policy if: (a) the direct expense paid to a third-party to assist in enforcing this Policy would exceed the amount of the Recoverable Incentive-Based Compensation and the Company (i) makes a reasonable attempt to recover the Recoverable Incentive-Based Compensation and (ii) documents such reasonable attempts, which documentation will be provided to the national securities exchange on which the Company’s securities are then listed, or (b) recovery would likely cause an otherwise tax- qualified retirement plan, under which benefits are broadly available to employees, to fail to

3 meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. 6. Acknowledgment by Covered Executives and Notice The Company will provide notice to, and seek acknowledgment of this Policy, from each Covered Executive, in substantially the form attached hereto as Exhibit A, provided that the failure to provide a notice or obtain an acknowledgment will not impact the Company’s ability to apply or enforce this Policy. In addition, before the Company takes any action to seek recovery of Recoverable Incentive-Based Compensation pursuant to this Policy or any other action provided for hereunder against a Covered Executive, the Company will provide notice of such clawback or other action to the Covered Executive. Notwithstanding anything to the contrary, the Company’s failure to provide notice will have no impact on the applicability or enforceability of this Policy. 7. Other Recoupment Rights The Company intends that this Policy shall be applied to the fullest extent of the law. Any right of recovery under this Policy is in addition to, and not in lieu of, any other rights or remedies that the Company may have pursuant to the terms of any other policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or similar arrangement, and any other legal rights and remedies available to the Company, or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. 8. No Indemnification or Reimbursement of Covered Executives Neither the Company nor any of its affiliates shall be permitted to (a) insure or indemnify any Covered Executive against the loss of any Recoverable Incentive-Based Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or any claims relating to the Company’s enforcement of its rights under this Policy, or (b) pay or reimburse any Covered Executive for premiums incurred or paid for any insurance policy to fund such Covered Executive’s potential recovery obligations. 9. Amendment The Board may amend this Policy from time to time in its discretion, and will amend this Policy as it deems necessary to reflect the regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. 10. Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

4 11. Effective Date This Policy was adopted by the Company on October 26, 2023, and applies to Incentive- Based Compensation that is granted, earned, or vested by Covered Executives on or after October 2, 2023 (the “Effective Date”). 12. Definitions For purposes of this Policy: (a) “Covered Executive” means current and former executive officers who are, or were at any time, during an applicable Clawback Period, executive officers as defined in Rule 10D-1(d) of the Exchange Act. Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment (including after serving in an interim capacity), do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. (b) “Clawback Period” means the three (3) completed fiscal years immediately preceding the Restatement Date, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following such three (3) completed fiscal years. (c) A “financial reporting measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, but not limited to, stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return). For the avoidance of doubt, (i) financial reporting measures include non-GAAP financial measures for purposes of Regulation G of the Exchange Act, as well other measures, metrics and ratios that are not non- GAAP measures, and (ii) financial reporting measures may or may not be included in a filing with the SEC, and may be presented outside the financial statements. (d) “GAAP” means U.S. Generally Accepted Accounting Principles. (e) “Incentive-Based Compensation” means any compensation that is granted, earned, or vested on or after the Effective Date based wholly or in part upon the attainment of a financial reporting measure based on or derived from financial information for any fiscal period ending on or after the Effective Date, including but not limited to cash incentive awards under the Executive Incentive Compensation Plan or any successor plan and performance-based restricted stock units granted under the Stock Incentive Plan or any successor plan. For the avoidance of doubt, Incentive-Based Compensation does not include: (i) salary (except to the extent that a Covered Executive receives a salary increase earned wholly or in part based on the attainment of a financial reporting measure performance goal), (ii) bonuses paid solely at the discretion of the Board or the Compensation Committee and that are not paid from a “bonus pool” which is determined by satisfying a financial reporting measure performance goal, (iii)

5 bonuses awarded based solely on completion of a specified period of service, (iv) bonuses awarded based solely on subjective standards, strategic measures, or operational measures, or (v) equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified service period and/or attaining one or more nonfinancial reporting measures. (f) Incentive-Based Compensation will be deemed to have been “received” during the fiscal period during which the financial reporting measure specified in the compensation award is attained, even if the grant or payment of such Incentive-Based Compensation occurs after the end of such fiscal period. (g) “Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the correction of the error was recognized in the current period or left uncorrected in the current period (often referred to as a “little R” restatement). (h) “Restatement Date” means the earlier of: (i) the date the Board, a Board committee (e.g., the Audit Committee), or officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that a Restatement is required, or (ii) the date a court, regulator, or other legally authorized body directs the Company to undertake a Restatement. For purposes of clause (ii), the date of the initial court order or other regulatory agency action would be the measurement date for the Clawback Period, but the application of this Policy would occur only after such order is final and non-appealable.

Exhibit A A10 NETWORKS, INC. EXECUTIVE COMPENSATION RECOUPMENT POLICY ACKNOWLEDGMENT FORM By my signature below, I acknowledge and confirm that I have received and reviewed a copy of the Executive Compensation Recoupment Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement”) shall have the meanings ascribed to such terms in the Policy. By signing this Acknowledgement, I further acknowledge and agree that: • I hereby accept the provisions of the Policy and will abide by all of the terms of the Policy (as may be amended, restated, supplemented or otherwise modified from time to time) both during and after my employment with the Company, including, without limitation, by promptly repaying or, returning to the Company, forfeiting and/or offsetting any Recoverable Incentive-Based Compensation (as defined in the Policy). • All Incentive-Based Compensation (as defined in the Policy) granted, earned, or vested on or after October 2, 2023 will be subject to the provisions of the Policy, and that the acceptance of the provisions of the Policy is a condition to the receipt of such compensation. • I waive the assertion or application of any rights under state or local law or by contract that would otherwise conflict with or narrow the Administrator’s authority to interpret, apply and enforce the Policy. ________________________________ Signature ________________________________ Print Name ________________________________ Date